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                                                                    Exhibit 99.1


                                                For further Information contact:
                                                             Robert B Harris, Ph
                                                                   President/CSO
                                              Commonwealth Biotechnologies, Inc.
                                                                    804-648-3820

                                                                 Johan Segerdahl
                                                                   President/CEO
                                                                  Segerdahl & Co
                                                                    414-291-7820

          Commonwealth Biotechnologies, Inc. Explores Strategic Options

RICHMOND, VA (April 23, 2002) - Commonwealth Biotechnologies, Inc., (NASDAQ Small Cap Exchange; CBTE) announced today that it has engaged the services of Segerdahl & Co., a registered broker-dealer, for the express purpose of exploring the strategic options of CBI, with a focus on raising additional equity capital, facilitating a re-capitalization, or the completion of any other transaction which furthers the goals of profitability of the company. The intent of any such transaction would be to maximize shareholder value. In addition, any such transaction would be subject to applicable securities rules, including the possibility of shareholder approval. CBI will file an 8K report on its engagement of Segerdahl & Co. with the Securities and Exchange Commission.

"Relative to last year, the first quarter of 2002 has been significantly better in terms of CBI's bottom line performance" explained Robert B. Harris, President and CSO of CBI. " We are focused on signing long-term contracts with our clients which form the heart of our base budget. CBI recently announced a two-year research agreement with Insmed, Inc., a Richmond, VA based biotechnology firm, and CBI is pleased today to announce the receipt of the award of a new research contract and the signing of a teaming

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agreement in support of a vaccine development contract. We have been notified of a near $300,000 plus-up to one of our existing biodefense contracts effective
May 1, 2002, and in June, 2002, CBI expects to begin work on a new subcontract award of nearly $500,000 from a major national defense firm to perform vaccine quality control analyses. The initial period of this subcontract is two years, but the bulk of the revenues will be received in the first year. CBI is also currently negotiating other long-term contracts, including two new potential five-year contracts in bio-defense on which we are teamed with the contract incumbents. The Board continues to believe that CBI is a viable company in and of itself, but a strategic transaction of some kind cannot help but further our objectives."

"CBI is expert in what it does best- providing sophisticated analysis platforms for private sector and government clients," said Johan Segerdahl, President and CEO, Segerdahl & Co. "Couple their new technology platforms, which include real-time analysis of patient samples for the presence of DNA attributable to the various herpes viruses, and their intellectual property portfolio, which includes HepArrest(TM) and Accutrac(TM), and we see a unique company among biotech companies."

Segerdahl & Co, based in Milwaukee, WI, provides a broad base of financial products to the wealthy individual and corporate client, focusing on personal, discrete, and highly sophisticated financial investments. The parent company of Segerdahl is Iron Block Holdings, LLC.Segerdahl's core business is to provide investment counseling and financial advice for wealthy families with private/public companies as primary assets. Segerdahl & Co manages over $300 million in custodied accounts and has completed transactions exceeding $100 million in the past year. Iron Block Holdings manages over $270 million in assets.

Founded in 1992, CBI is located in Gateway Centre, Chesterfield County at 601 Biotech Drive, 23235 (1-800-735-9224). CBI occupied this 32,000 square foot facility in December 1998 and currently employs a staff of about 40. CBI provides

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comprehensive research and development services to more than 2,500 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.
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No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, CBI cannot guarantee that Segerdahl & Co. will be able to identify a specific strategic transaction that would benefit CBI. In addition, even if identified, there can be no guarantee that such strategic transaction would be consummated In addition, CBI cannot guarantee that it will produce any revenues from the long-term contracts or prospects referenced herein. These contracts can be terminated with little or no notice by the party with whom CBI contracts. There can also be no guarantee that CBI will enter into a contract with any of the long-term contract prospects referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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